EXHIBIT 12.1
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                The Coca-Cola Company and Subsidiaries
        Computation of Ratios of Earnings to Fixed Charges
                      (IN MILLIONS EXCEPT RATIOS)

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                                                     Year Ended December 31,
                                          ----------------------------------------------------------------------
                                            1999          1998          1997            1996          1995
                                          ----------------------------------------------------------------------
Earnings:

   Income from continuing operations
      before income taxes and changes
      in accounting principles            $  3,819      $  5,198      $  6,055        $  4,596      $  4,328

   Fixed charges                               386           320           300             324           318

   Less:  Capitalized interest, net            (18)          (17)          (17)             (7)           (9)

           Equity income, net of dividends     292            31          (108)            (89)          (25)
                                          --------------------------------------------------------------------

      Adjusted earnings                   $  4,479      $  5,532     $   6,230        $  4,824      $  4,612
                                          ====================================================================

Fixed charges:

   Gross interest incurred                $    355      $    294     $     275        $    293      $    281

   Interest portion of rent expense             31            26            25              31            37
                                          --------------------------------------------------------------------

      Total fixed charges                 $    386      $    320     $     300        $    324      $    318
                                          ====================================================================


     Ratios of earnings to fixed charges      11.6          17.3          20.8            14.9          14.5
                                          ====================================================================


The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $409 million, of which $7 million related to independent bottling licensees.  Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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